Item 77C




DREYFUS CALIFORNIA MUNICIPAL INCOME, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2004

         On May 21, 2004, shareholders voted as indicated below with regard to the following proposals:

         To elect two Class II Directors to serve for a three-year term for each Fund and until their successors are duly elected and qualified.


                                      For                    Authority Withheld
Whitney I. Gerard                   4,291,520                          89,763
Arthur A. Hartman                   4,291,853                          89,430